UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2022

Nikola Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 666-1038

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Private Placement of 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026

On June 3, 2022, Nikola Corporation (the “Company”) completed its previously announced sale to funds managed or advised by Antara Capital LP (collectively, the “Purchaser”) of $200.0 million aggregate principal amount of the Company’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “Notes”). The sale of $120.0 million aggregate principal amount of the Notes was completed on June 1, 2022, with the sale of the remaining $80.0 million aggregate principal amount completed on June 3, 2022. The Notes were sold pursuant to an investment agreement (the “Investment Agreement”), dated as of April 30, 2022, entered into by and among the Company, the Purchaser and Nikola Subsidiary Corporation, a wholly owned subsidiary of the Company (the “Guarantor Subsidiary”). The Notes are initially guaranteed by the Guarantor Subsidiary and will be guaranteed by all future subsidiaries other than immaterial subsidiaries.

The gross proceeds from the sale of the Notes were approximately $200.0 million, prior to deducting fees and estimated offering expenses. The purchase price for the Notes sold on June 3, 2022 also included accrued and unpaid interest from June 1, 2022.

Subject to certain limitations, the Investment Agreement provides the Purchaser with certain registration rights for the shares of the Company’s common stock issuable upon conversion of the Notes. The Investment Agreement requires the Company to prepare and file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable after the issuance of the Notes to register the resale of the shares underlying the Notes. In addition, the Company is also required to prepare, file and have declared effective a registration statement with the SEC to register the resale of shares underlying potential capitalized PIK Interest (as defined below) as a condition of the Company’s election to pay PIK Interest.

Indenture and Issuance of Convertible Notes

The Notes were issued pursuant to an indenture, dated as of June 1, 2022 (the “Indenture”), by and among the Company, the Guarantor Subsidiary, as guarantor, and U.S. Bank Trust Company, National Association, as trustee. The Notes are senior, unsecured obligations of the Company and any guarantor, bearing interest at a rate of 8.00% per annum, to the extent paid in cash (“Cash Interest”), and 11.00% per annum, to the extent paid in kind through an increase in the principal amount of the Notes (“PIK Interest”). The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof. Any PIK Interest will be paid by increasing the principal amount of the affected Notes at the end of the applicable interest period by the amount of such PIK Interest (rounded up to the nearest dollar). Following an increase in the principal amount of any Notes as a result of a PIK Interest payment, such Notes will bear interest on the increased principal amount from and after the date of such PIK Interest payment. Interest on the Notes is payable semi-annually in arrears on May 31 and November 30, commencing on November 30, 2022. The Notes will mature on May 31, 2026, unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes are convertible at an initial conversion rate of 114.3602 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $8.74 per share of Common Stock, which represents 130% of the average daily per share volume-weighted average price of the Common Stock over the seven consecutive trading days starting May 2, 2022 and ending May 10, 2022). Prior to the close of business on the business day immediately preceding February 28, 2026, such conversion will be subject to the satisfaction of certain conditions set forth below. On or after February 28, 2026, holders of the Notes will have the right to convert all or a portion of their Notes at any time prior to close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

Holders of the Notes will have the right to convert all or a portion of their Notes prior to the close of business on the business day immediately preceding February 28, 2026 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Notes on each such trading day; (iii) if the Company calls such Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.

The Company may not redeem the Notes prior to the third anniversary of the date of initial issuance of the Notes. The Company may redeem the Notes in whole or in part, at its option, on or after such date and prior to the 26th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest thereon.

In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or who elects to convert any Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change or a change in control transaction (each such term as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the capitalized principal amount of Notes, in the case of a fundamental change, or 130% of the capitalized principal amount of Notes, in the case of change in control transactions, in each case plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to incur secured debt in excess of $500.0 million, incur other subsidiary guarantees, and sell equity interests of any subsidiary that guarantees the Notes. In addition, the Indenture includes customary terms and covenants, including certain events of default after which the holders may accelerate the maturity of the Notes and become due and payable immediately. Such events of default include: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time, if such failure is not cured within five business days; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) the Company’s failure in its obligation to convert a Note, if such default is not cured within five business days; (v) a default by the Company or any guarantor in their other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company, any “significant subsidiary” of the Company (within the meaning of Regulation S-X), or any guarantor with respect to indebtedness for borrowed money of at least $30,000,000; (vii) certain failures by the Company, any significant subsidiary of the Company or any guarantor with respect to the payment of final judgments of at least $30,000,000; (viii) certain events of bankruptcy, insolvency and reorganization involving the Company, any significant subsidiary of the Company or any guarantor; and (ix) except as permitted under the Indenture, the guarantee (as defined in the Indenture) of any guarantor ceases to be in full force and effect, or such guarantor denies or disaffirms in writing its obligations under the Indenture of its guarantee.

The foregoing summaries of the Indenture, the Notes and the Investment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of, as applicable, the Indenture (including the form of Note attached thereto) and the Investment Agreement, which are attached as Exhibit 4.1 and 10.1, respectively, to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Securities

The Notes were sold to the Purchaser in a private placement in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided by Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the Purchaser in the Investment Agreement.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture (including form of Note), dated June 1, 2022, by and among Nikola Corporation, Nikola Subsidiary Corporation and U.S. Bank Trust Company, National Association.

10.1	Investment Agreement, dated April 30, 2022, by and among Nikola Corporation, Nikola Subsidiary Corporation and Antara Capital LP.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: June 3, 2022	By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer